Exhibit 10.4

FORM OF AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of                      , 2010 by and among             , a                           (the “Investment Entity”), Richmond Honan Medical Properties LP, a Delaware limited partnership (the “OP”) [and             , a              and wholly owned subsidiary of the OP (the “OP Sub”).]

RECITALS

WHEREAS, the parties hereto have determined that it is in their respective best interests, on the terms and subject to the conditions hereinafter set forth, that (i) the Investment Entity shall be merged with and into             , with              surviving (the Merger”), and (ii) the outstanding equity interests in the Investment Entity (the “Equity Interests”) held by the equity holders of the Investment Entity (the “Equity Holders”) be converted into the right to receive the Merger Consideration (as defined below);

NOW, THEREFORE, for good and valuable consideration and in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties, each intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified below:

1.1. “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such other person or entity. For purposes hereof, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through ownership of equity interests, by contract or otherwise.

1.2. “Environmental Laws” means all applicable federal, state, local or municipal, international, and foreign laws, treaties, orders, decrees, directives, decisions, statutes, ordinances, codes, rules, standards, requirements, and regulations of any Governmental Authority imposing liability, obligations, or standards of conduct for or relating to the regulation of any Hazardous Materials or the regulation and protection of human health, the environment, or natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et

seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), with any amendment or reauthorization thereto or thereof.

1.3. “Debt Amount” means the amount of indebtedness with respect to the loans set forth on Schedule             .

1.4. “Equity Holder’s Percentage Interest” means the percentage set forth opposite the Equity Holder’s name on Exhibit A hereto, which reflects such Equity Holder’s percentage interest of the aggregate Merger Consideration pursuant to and in accordance with the applicable governing documents of the Investment Entity.

1.5. “GAAP” means United States generally accepted accounting principles as in effect at the time of the preparation of the subject financial statement.

1.6. “Governmental Authority” means any domestic or foreign court, arbitral body, administrative or governmental body, department, commission, board, agency or instrumentality, legislative, executive or regulatory authority or agency.

1.7. “Governmental Authorization” means any consent, license, registration or permit issued or granted by any Governmental Authority or pursuant to any Law.

1.8. “Ground Leases” mean all ground or air space leases between the Investment Entity and the fee simple owner of the Land or applicable air rights, if and as applicable.

1.9. “Hazardous Materials” mean (i) any solid waste, radioactive materials, petroleum products, infectious medical waste, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and radon gas; (ii) any waste or substance that is listed, defined, designated, or classified as, or otherwise determined by any Environmental Laws to be hazardous, ignitable, corrosive, radioactive or toxic; and (iii) any material or substance that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws.

1.10. “Improvements” mean all buildings, improvements and fixtures located on the Land (as herein after defined).

1.11. “Intangible Personal Property” means all intangible personal property now or hereafter owned by or licensed to the Investment Entity in connection with the Land, the Improvements or the Tangible Personal Property, including without limitation all of the Investment Entity’s rights in and to all tradenames and trademarks associated with the Property, including, without limitation, all transferable warranties, guaranties, and lien waivers relating to the Improvements or any Tangible Personal Property, and all transferable certificates of occupancy, plans, specifications, permits, licenses, approvals, and authorizations by any Governmental Authority, relating to the development, construction, ownership, operation, and occupancy of the Improvements.

1.12. “IPO” means the underwritten initial public offering of the REIT.

1.13. “IPO Price” means the initial public offering price per share of common stock of the REIT in the IPO.

1.14. “Land” means the real property located at              and more particularly described on Exhibit 1.14 attached hereto and incorporated herein by reference and all easements, rights-of-way and other appurtenances related thereto.

1.15. “Law” means any federal, state, local, foreign or other statute, law, treaty, order, judgment, rule, code, regulation, decree, writ, injunction, award, ruling, ordinance or other requirement of any kind of any Governmental Authority, including common law.

1.16. “Leases” mean all leases, licenses, tenancy and occupancy agreements (whether written or oral) with respect to the Land and Improvements, other than the Ground Leases.

1.17. “Liens” mean any lien, mortgage, deed of trust, security agreement, security interest, Tax lien, attachment, levy, charge, claim, concession, restriction, imposition, pledge, encumbrance, conditional sale or title retention arrangement, or any other right or interest of others in property or assets (or the income or profits therefrom), whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

1.18. “Permitted Liens” mean (i) Liens for Taxes, assessments, water and sewer rents and other governmental charges not yet due and payable, (ii) Liens being contested in good faith by appropriate proceedings with appropriate reserves in accordance with GAAP, (iii) Liens that are (A) easements, quasi-easements, licenses, covenants, rights of way, utility agreements and other similar restrictions, (B) conditions that may be shown by an accurate survey of the Land and Improvements or (C) zoning, building, land use and other similar restrictions, that in any case described in this clause (iii) do not materially impair the current marketability, value, use or occupancy of the Land or Improvements, (iv) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business that are not yet due and payable, and (v) those Liens that are specifically listed on Schedule 1.18.

1.19. “Property” means the Land or Investment Entity’s interest in the Land pursuant to a Ground Lease, as applicable, together with: (i) the Improvements; (ii) Tangible Personal Property; (iii) Intangible Personal Property; and (iv) the Leases.

1.20. “Prorations” means those prorations and adjustments that are customarily applied to closings of commercial real estate transactions, which amounts shall be calculated as of midnight of the day immediately preceding the Closing Date and shall include:

(i) Taxes. Real estate and personal property taxes and special assessments, if any. The Investment Entity shall pay or cause to be paid all real estate and personal property taxes and special assessments attributable to the Property to, but not including, the Closing Date. If the real estate and/or personal property tax rate and assessments for the Property has not been set for the year in which the Closing occurs, then the proration of such taxes for such Property shall be based upon the rate and assessments for the preceding tax year multiplied by 1.05;

(ii) Utilities. The OP [and OP Sub] and the Investment Entity hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other expenses relating to the Property which are obligations of the Investment Entity and its Affiliates, respectively, and which are allocable to the period prior to the Closing Date shall be determined and paid by, or caused to be paid by, the applicable Investment Entity or its Affiliate before Closing, if possible, or if such is not determinable before Closing, then the parties shall utilize the amounts determinable in a reasonable prior period multiplied by 1.05; and

(iii) Rents. All rents, including, without limitation, base rents, operating expense payments or common area maintenance charges and all other forms of additional rents, payable under the Leases and all other income from the Property shall be prorated at the Closing.

1.21. “REIT” means Richmond Honan Medical Properties Inc. the general partner of the OP.

1.22. “Rent Roll” means that certain rent roll of the Leases attached hereto as Schedule 1.22 and incorporated herein by reference, which Rent Roll shall be updated by the Investment Entity on a monthly basis between the date first written above and the Closing and a final updated Rent Roll shall be delivered to the OP at least ten (10) days prior to Closing.

1.23. “Service Contracts” means all material maintenance and service agreements relating to the management, maintenance and operation of the Property, including all modifications, amendments and other agreements relating thereto.

1.24. “Tangible Personal Property” means all equipment, machinery, furnishings, supplies, and other tangible personal property owned or leased by the Investment Entity that is now or hereafter located at or within the Land or the Improvements or used or useful in connection with the operation or occupancy thereof, including, without limitation, all personal property located thereon.

1.25. “Tax” or “Taxes” means any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including interest and penalties imposed thereon.

1.26. “Tenant” mean any person or entity with the right to occupy or use all or any portion of the Improvements or Land pursuant to a Lease.

ARTICLE 2

THE MERGER; CLOSING; EFFECTIVE TIME

2.1. THE MERGER. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of the              Act (the “State Act”) [and the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)], at the Effective Time, the Investment Entity shall be merged with and into the              and the separate

existence of              shall thereupon cease (the “Merger”).              shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and shall continue to be governed by the laws of the State of             , and the separate existence of the Surviving Entity as a             , with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the State Act [and the DRULPA].

2.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Hunton & Williams LLP, 600 Peachtree Street, N.E., Suite 4100, Atlanta, Georgia 30308, on the day upon which all of the conditions to the Merger shall have been satisfied or waived in writing and all delivery requirements satisfied, or (b) at such other time, date or place as the Investment Entity and the OP may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.3. EFFECTIVE TIME. If all the conditions to the Merger set forth in Article 7 below shall have been satisfied or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, upon the Closing, the parties hereto shall cause a certificate of merger in a form reasonably satisfactory to the OP (the “Certificate of Merger”) to be executed and filed with the Office of the Secretary of the State of             , as provided in the State Act [and the DRULPA]. The Merger shall become effective at the time and on the date specified in the Certificate of Merger filed with the Secretary of State of the State of             , or, absent any such indication, upon acceptance of the filings (the “Effective Time”).

ARTICLE 3

NAME, CERTIFICATE OF FORMATION

AND OPERATING AGREEMENT

OF THE SURVIVING ENTITY

3.1. NAME AND LOCATION OF SURVIVING ENTITY. The name of the Surviving Entity, “            ,” shall continue unchanged at the Effective Time.

3.2. CHARTER DOCUMENT. The              of              shall be the              of the Surviving Entity until thereafter changed or amended in accordance with the provisions thereof and applicable law.

3.3. OPERATING AGREEMENT; BYLAWS OR LIMITED PARTNERSHP AGREEMENT. The              of              as in effect immediately prior to the Effective Time shall be the              of the Surviving Entity until thereafter changed or amended in accordance with the provisions thereof and applicable law.

ARTICLE 4

EFFECT ON EQUITY INTERESTS

4.1. ELECTION MATERIALS.

(a) In connection with the Merger and related transactions, the OP will deliver to each Equity Holder a Confidential Solicitation of Consents and Private Placement Memorandum (the “PPM”) and a Consideration Election and Consent Form (the “Election Form”) and Investor Questionnaire (“Investor Questionnaire”), pursuant to which each Equity Holder will be asked to approve the Merger and elect to receive as consideration in the Merger (i) cash, (ii) if eligible, units of limited partnership interest in the OP (“OP Units”) or (iii) if eligible, a combination of cash and OP Units, in exchange for each such Equity Holder’s Equity Interests.

4.2. EFFECT ON EQUITY INTERESTS AND CONSIDERATION

(a) At the Effective Time, by virtue of the Merger, and without any further action on the part of any such Equity Holder (with certain terms defined in Exhibit B hereto) the Equity Holders will receive the Merger Consideration as follows:

(i) Subject to clause (ii) and (iii) below, each Equity Holder shall receive its share of the Merger Consideration in the form of cash, without interest, in an amount equal to the product of (a) $             less the Debt Amount and plus or minus adjustments arising from the Prorations, with the total thereof, divided by $15.00 (the “Unit Value”), (b) the Equity Holder’s Percentage Interest and (c) the IPO Price.

(ii) Subject to clause (iii) below, a Equity Holder who timely submits (as determined by the OP consistent with the terms of the PPM) (x) an Election Form electing all or part of such Equity Holder’s share of the Merger Consideration in the form of OP Units together with (y) an executed Investor Questionnaire representing and warranting to the OP that such Equity Holder is an “accredited investor” as defined in the Investor Questionnaire and (z) any other documentation necessary to be eligible to receive OP Units, including, but not limited to, a signature page to the limited partnership agreement of the OP, shall receive a number of OP Units determined by multiplying (a) the Unit Value, (b) the Equity Holder’s Percentage Interest and (c) the percentage of such Equity Holder’s share of the total Merger Consideration that such Equity Holder has elected to receive in OP Units as set forth in the duly executed Election Form (the “OP Unit Election Percentage”). The number of OP Units issued to such Equity Holder, shall be recorded in the books and records of the OP. The consideration payable in OP Units is in lieu of, and not in addition to, the consideration payable in cash. In the event a Equity Holder is entitled to OP Units in accordance with the terms hereof, such Equity Holder’s cash consideration payable in accordance with clause (i) above shall be reduced by a percentage equal to 100% minus the OP Unit Election Percentage.

(iii) Merger Consideration payable to any Equity Holder, whether in cash or in OP Units, may be reduced by the amount the OP reasonably determines must be withheld for tax purposes.

(b) The rights of holders of the OP Units as of the Closing will be as set forth in the Amended and Restated Agreement of Limited Partnership of the OP (the “OP Agreement”).

(c) At the Effective Time, the Equity Interests shall no longer be outstanding and shall be canceled and retired and shall cease to exist and shall only reflect a right to receive the applicable share of the Merger Consideration.

(d) The aggregate amount of consideration to be paid to the Equity Holders pursuant to Section 4.2(a) hereof, plus any amounts withheld by the OP for tax purposes, shall be referred to as the “Merger Consideration.”

4.3. RIGHTS UPON EXCHANGE.

(a) The aggregate amount of the Merger Consideration paid in exchange for the Equity Interests in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Equity Interests.

(b) At and after the Effective Time, there shall be no transfers on the books and records of the Investment Entity of Equity Interests, which were outstanding immediately prior to the Effective Time.

(c) No fractional OP Units shall be issued pursuant hereto. The number of OP Units issued to any Equity Holder shall be rounded to the nearest whole OP Unit.

4.4. TAX TREATMENT OF THE MERGER. The parties intend for federal income tax purposes that (i) the Merger will treated as an “assets over form” merger, as prescribed by Treasury Regulations Sections 1.708-1(c)(3)(i), and (ii) Members receiving cash in respect of their Membership Interests pursuant to section 4.2(a)(i) will be treated as selling such Membership Interests to the OP pursuant to Treasury Regulations Section 1.708-1(c)(4).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1. REPRESENTATIONS AND WARRANTIES OF THE INVESTMENT ENTITY. As a material inducement to the OP [and the OP Sub] to enter into this Agreement and to consummate the transactions contemplated hereby, the Investment Entity hereby makes to each of the OP [and the OP Sub] each of the representations and warranties set forth in this Article 5.1 as follows:

(a) Organization and Standing. The Investment Entity has been duly formed and is validly existing as a              in good standing under the State Act with the requisite entity power and authority to own, lease and operate its assets, conduct the business in which it is engaged and perform its obligations under this Agreement. The Investment Entity is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases assets, or conducts any business, so as to require such qualification, except where failure thereof would not result in a material adverse effect on the Investment Entity, its ability to consummate the transactions contemplated hereby or the Property.

(b) Authority. The Investment Entity has the requisite entity power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. Except for the requisite consent of the Equity Holders in accordance with the terms of the limited liability company agreement, partnership agreement, articles of incorporation, bylaws or other similar governing documents (“Charter Documents”) of the Investment Entity, the execution and delivery of this Agreement by the Investment Entity and the consummation by the Investment Entity of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Investment Entity. This Agreement has been duly executed and delivered by the Investment Entity and constitutes the legal, valid and binding agreement of the Investment Entity enforceable against the Investment Entity in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Investment Entity has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its Charter Documents, or any material Contract (as hereinafter defined), permit, judgment, decree, order, statute, rule, or regulation applicable to the Investment Entity.

(d) Capital Structure. All outstanding Equity Interests are, and all such interests that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued and fully paid and other than as set forth in              not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the State Act, the Charter Documents of the Investment Entity or any contract, lease, license, indenture, note, bond or other agreement whether written or oral (a “Contract”) to which the Investment Entity is a party. Other than as set forth in              there are not any options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which the Investment Entity is a party (x) obligating the Investment Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in, or any security convertible or exercisable for or exchangeable into any Equity Interests or other equity interest in, the Investment Entity or (y) obligating the Investment Entity to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Investment Entity to repurchase, redeem or otherwise acquire any Equity Interests other than as set forth in             . There are no agreements among Equity Holders, voting trusts or other agreements or understandings to which the Investment Entity is a party, to which it is bound or of which it has knowledge relating to the holding, voting or disposition of the Equity Interests other than the applicable Charter Documents, a complete and correct copy of which has been delivered to the OP.

(e) Litigation. There is no litigation or proceeding, either judicial or administrative, pending or, to the Investment Entity’s knowledge, threatened, affecting its ability to consummate the transactions contemplated hereby, including the Merger. There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting the Investment Entity, which in any such case would impair the Investment Entity’s ability to enter into and perform all of its obligations under this Agreement.

(f) Liabilities. The Investment Entity has no material liabilities other than those liabilities that are reflected on its balance sheet or the consolidated balance sheet of             . All liabilities required to be reflected on such balance sheets, consistently applied, are so reflected.

(g) No Insolvency Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the Investment Entity’s knowledge, threatened against the Investment Entity, nor are any such proceedings contemplated by the Investment Entity.

(h) No Brokers. The Investment Entity has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of the Investment Entity to pay any finder’s fee, brokerage commission or similar payment in connection with the transfer of the Property or the transactions contemplated hereby (other than underwriting fees paid in connection with the IPO).

(i) Securities Laws Matters. The Investment Entity, for itself and each of the Equity Holders, acknowledges that (i) the OP intends the offer and issuance of any OP Units to any Equity Holder to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws by virtue of the status of such Equity Holder as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) acquiring the OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D, and (ii) in issuing any OP Units pursuant to the terms of this Agreement, the OP is relying on the representations made by each Equity Holder electing to receive OP Units as consideration in the Investor Questionnaire.

(j) Status as a United States Person. The Investment Entity represents and warrants that it is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. The Investment Entity’s U.S. taxpayer identification number that has previously been provided to the OP is correct. The Investment Entity’s office address is the most recent address previously provided to the OP.

(k) Title to Property. The Investment Entity has good and marketable title to, or a valid leasehold interest in, the Property, free and clear of all Liens, except Permitted Liens and Liens that will be released at Closing.

(l) Compliance with Laws. The Investment Entity and Property are in material compliance with all Laws, including, without limitation, zoning, building and other land use Laws, Environmental Laws, and Stark and anti-kickback Laws, and the Investment Entity has not received any notice from any person or entity, including a Governmental Authority, indicating otherwise.

(m) Licenses and Permits. All material licenses, certificates of occupancy and other permits for the lawful ownership, development and operation of the Property have been obtained, and are in full force and effect.

(n) Environmental Matters. The Investment Entity has no knowledge of the release of any Hazardous Materials in, on, under or around the Land and Improvements in violation of applicable Environmental Laws. The Investment Entity represents that it has not received any summons, citation, directive, notice letter or other written communication from any person or entity, including any Governmental Authority, indicating that Hazardous Materials have been released in, on, under or around the Land or Improvements or that the Land or Improvements fail to comply with the applicable Environmental Laws.

(o) Condition of Property. The Property is in good condition and repair, subject to normal wear and tear, and the Investment Entity has repaired and maintained the Property in accordance with industry standards.

(p) Absence of Proceedings. There are no pending or, to Investment Entity’s knowledge, threatened condemnation or expropriation proceedings (or negotiations regarding transfers in lieu thereof), lawsuits or administrative actions relating to the Property or any portion thereof, or other legal matters affecting materially and adversely the current use, occupancy or value thereof.

(q) Options and Rights of First Refusal. Except as may be set forth in an agreement with the OP or in a Ground Lease set forth on Schedule 5.1(s), the Investment Entity has not entered into any contract or agreement to sell the Property or any portion thereof or interest therein, and there are no outstanding options or rights of first refusal or opportunity to purchase the Property or any portion thereof or interest therein.

(r) Tenant Leases. With regard to the Leases: (i) all information set forth in the Rent Roll is accurate in all material respects as of the effective date thereof; (ii) there are no Leases in force for the Property other than as identified in such Rent Roll; (iii) the copies of the Leases delivered or to be delivered pursuant to Section 7.3 are true, complete and accurate copies of all of the Leases, including all amendments, modifications, extensions, renewals, guarantees and other agreements with respect thereto; (iv) there are no written or oral promises, understandings or commitments between the Investment Entity and any Tenant other than as set forth in such delivered copies; (v) the Leases constitute the legal, valid and binding obligation of Investment Entity, and to the Investment Entity’s knowledge, of the other party thereto, and the Leases are enforceable in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies; (vi) neither Investment Entity nor any Tenant has breached or is in default of any material provision in any Lease, and, to the Investment Entity’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute a material breach or default or permit the termination, modification or acceleration of rent under such Lease; (vii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and (viii) other than those Leases listed on Schedule 5.1(r), the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(s) Ground Leases. With regard to any Ground Leases: (i) Schedule 5.1(s) sets forth a list of all Ground Leases; (ii) the copies of the Ground Leases delivered or to be delivered pursuant to Section 7.3 are true, complete and accurate copies of all of the Ground Leases, including all amendments, modifications, extensions, renewals, guarantees and other agreements with respect thereto; (iii) there are no written or oral promises, understandings or commitments between the Investment Entity and any ground lessor other than as set forth in such delivered copies; (iv) the Ground Leases constitute the legal, valid and binding obligation of Investment Entity, and to the Investment Entity’s knowledge, of the other party thereto, and the Ground Leases are enforceable in accordance with their terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies; (v) neither Investment Entity nor any ground lessor is in default of any material provision in any Ground Lease, and, to the Investment Entity’s knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute a material breach or default or permit the termination, modification or acceleration of rent under such Ground Lease; (vi) no security deposit or portion thereof deposited with respect to such Ground Lease has been applied in respect of a breach or default under such Ground Lease which has not been redeposited in full; and (vii) other than those Ground Leases listed on Schedule 5.1(s), the transactions contemplated by this Agreement do not require the consent of any other party to such Ground Lease, will not result in a breach of or default under such Ground Lease, and will not otherwise cause such Ground Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(t) Service Contracts. Schedule 5.1(t) sets forth a complete list of the Service Contracts, and the copies of such Service Contracts delivered or to be delivered or made available to the OP Sub pursuant to Section 7.3 are true, complete and accurate copies of such Service Contracts. To the Investment Entity’s knowledge, all such Service Contracts are in full force and effect, and the Investment Entity has no knowledge of, and has received no notice of, any material default or claim of default on the part of any party to such Service Contracts.

(u) Affiliate Contracts. Except as set forth on Schedule 5.1(u), the Investment Entity has not entered into any Ground Lease, Lease or Service Contract with an Affiliate.

(v) Tax Matters. The Investment Entity has filed within the time and in the manner prescribed by law all federal, state, and local tax returns and reports, including but not limited to income, gross receipts, intangible, real property, excise, withholding, franchise, sales, use, employment, personal property, and other tax returns and reports, required to be filed by the Investment Entity under the laws of the United States and of each state or other jurisdiction in which the Investment Entity conducts business activities requiring the filing of tax returns or reports. All tax returns and reports filed by the Investment Entity are true and correct in all material respects. The Investment Entity has paid in full all taxes of whatever kind or nature for the periods covered by such returns. The Investment Entity has not been delinquent in the payment of any tax, assessment, or governmental charge or deposit and has no tax deficiency or claim outstanding, assessed, threatened, or proposed against it. The charges, accruals, and reserves for unpaid taxes on the books and records of Investment Entity as of the Closing Date are sufficient in all respects for the payment of all unpaid federal, state, and local taxes of the Investment Entity accrued for or applicable to all periods ended on or before the Closing Date. There are no tax liens, whether imposed by the United States, any state, local, or other taxing authority, outstanding against the Investment Entity or any of its assets. The federal, state, and local tax returns of the Investment Entity have not been audited, nor has the Investment Entity received any notice of any federal, state, or local audit.

5.2. REPRESENTATIONS AND WARRANTIES OF THE OP [AND THE OP SUB]. As a material inducement to the Investment Entity to enter into this Agreement and to consummate the transactions contemplated hereby, the OP [and the OP Sub] hereby make to the Investment Entity each of the representations and warranties set forth in this Article 5.2, as follows:

(a) Organization and Standing of the OP. The OP has been duly formed and is validly existing as a limited partnership in good standing under the DRULPA with the requisite partnership power and authority to own, lease and operate its assets, conduct the business in which it is engaged and perform its obligations under this Agreement. The OP is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases assets, or conducts any business, so as to require such qualification, except where failure thereof would not result in a material adverse effect on the ability of the OP to consummate the transactions contemplated hereby.

(b) [Organization and Standing of the OP Sub. The OP Sub has been duly formed and is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act with the requisite limited liability company power and authority to own, lease and operate its assets, conduct the business in which it is engaged and perform its obligations under this Agreement. The OP Sub is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases assets, or conducts any business, so as to require such qualification, except where failure thereof would not result in a material adverse effect on the ability of the OP Sub to consummate the transactions contemplated hereby.]

(c) Authority. Each of the OP [and the OP Sub] has the requisite power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the OP [and the OP Sub] and the consummation by the OP [and the OP Sub] of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the OP [and the OP Sub]. This Agreement has been duly executed and delivered by the OP [and the OP Sub] and constitutes the legal, valid and binding agreement of the OP [and the OP Sub] enforceable against each of them in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the OP [or the OP Sub] has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its limited liability company agreement or limited partnership agreement, as the case may be, or any material Contract, permit, judgment, decree, order, statute, rule, or regulation applicable to the OP [or the OP Sub.]

(e) Capital Structure. The OP Units, when issued in accordance with the terms hereof, will have been fully paid and duly and validly authorized and issued, free of any Liens and preemptive or similar rights, without any obligation to restore capital, except as required by the DRULPA or as agreed between the OP and any limited partner in the OP.

(f) Litigation. There is no litigation or proceeding, either judicial or administrative, pending or, to the OP’s [or the OP Sub’s] knowledge, threatened, affecting its ability to consummate the transactions contemplated hereby, including the Merger. There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting the OP [or OP Sub], which in any such case would impair the OP’s [or the OP Sub’s] ability to enter into and perform all of its obligations under this Agreement.

(g) No Insolvency Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the OP’s [or the OP Sub’s] knowledge, threatened against the OP [or the OP Sub], nor are any such proceedings contemplated by the OP Sub.

ARTICLE 6

COVENANTS

6.1. Between the date first written above and the Closing Date, unless the Investment Entity obtains the prior written consent of the OP waiving compliance with the terms hereof, the Investment Entity shall:

(a) conduct its business in the ordinary course in all material respects (including the operation, management, maintenance, and repair of the Property;

(b) deliver to OP, or allow OP to examine and copy, any and all documents, books and records and other materials related to the Property and its operation, maintenance and management;

(c) not sell, convey, assign, encumber or otherwise transfer (whether by operation of law or otherwise) the Property, except in the ordinary course of business or for the repair or replacement thereof.

(d) keep and perform or cause to be kept and performed all of its material obligations to be performed under the Ground Leases and Leases and other Contracts. The Investment Entity shall not, from and after the Effective Date, other than in the normal and ordinary course of the Investment Entity’s business (i) waive any material rights under any Ground Lease, Lease or other material Contract, (ii) terminate or assign any Ground Lease, Lease or other material Contract, (iii) enter into any new Ground Lease, Lease or other material Contract, or (iv) modify any existing Ground Lease, Lease or other material Contract or renew or extend any existing Ground Lease, Lease or other material Contract. All Lease renewals and extensions and all new Leases shall be in accordance with the Investment Entity’s then current leasing policies and shall be entered into on the standard form of lease currently being used by the Investment Entity.

(e) not cause any action to be taken that is within the Investment Entity’s control that would cause any of the representations or warranties made by the Investment Entity in this Agreement to be false on or as of Closing Date

(f) use all commercially reasonable efforts to obtain all approvals and consents from any person or entity (including, without limitation, any applicable Governmental Authority, Tenant, party to a Service Contract, lender, rating agency or Equity Holder) necessary for the Investment Entity to consummate the transactions contemplated by this Agreement without violating any Law or breaching or defaulting under any Contract under which the Investment Entity may be a party.

6.2. FURTHER ASSURANCES. The Investment Entity shall execute and deliver to the OP [and the OP Sub] all such other and further instruments and documents and take or cause to be taken all such other and further actions as either of them may reasonably request in order to effect the Merger and the other transactions contemplated by this Agreement.

6.3. CONDITIONAL NATURE OF TRANSACTION. The Investment Entity acknowledges and understands that it is a condition to the OP’s [and the OP Sub’s] obligations to close the transactions contemplated hereby that the IPO shall have occurred (or occur simultaneously with the Closing), that the completion of the IPO, and the terms thereof, are wholly within the sole and absolute discretion of the REIT and the OP, and that the Investment Entity has no right to force the IPO to occur, on any terms.

ARTICLE 7

CONDITIONS

7.1. CONDITIONS TO THE OP’S [AND THE OP SUB’S] OBLIGATIONS TO EFFECT THE MERGER. The obligations of the OP [and the OP Sub] to effect the Merger are subject to the fulfillment, at or prior to the Closing, of the following conditions (unless such conditions are waived in writing by the OP):

(a) IPO. The IPO, in such form and substance as the REIT, in its sole and absolute discretion, shall have determined to be acceptable, shall have occurred (or occur simultaneously with the Closing).

(b) Representations and Warranties. The representations and warranties made by the Investment Entity pursuant to this Agreement shall be true and correct in all material respects as of the Closing as though such representations and warranties were made at the Closing.

(c) Performance. The Investment Entity shall have performed and complied in all material respects with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing, including provision of each of the closing deliverables set forth in Section 7.3(a) hereof.

(d) Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the Merger, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(e) Equity Holder Consents. Without limiting clause (f) below, all requisite consents of Equity Holders in accordance with the governing documents of the Investment Entity shall have been obtained in accordance with the Election Form accompanying the PPM.

(f) Consents and Approvals. All necessary approvals and consents of governmental and private parties (including, without limitation, all ground lessors, Tenants, other parties to Service Contracts, lenders and ratings agencies) to effect the Merger and the other transactions contemplated by this Agreement, including, without limitation, consents of any lenders, shall have been obtained.

(g) Reliance on Regulation D. The OP shall, based on the advice of its counsel and the representations made by any Equity Holder receiving OP Units as Merger Consideration in such Equity Holder’s Investor Questionnaire, be reasonably satisfied that the issuance of OP Units to any Equity Holder may be made without registration under the Securities Act in reliance on Regulation D under the Securities Act.

(h) Certification of Non-Foreign Status. The Investment Entity shall complete and provide to the OP a certificate of non-foreign status substantially in the form provided in Section 1.1445-2(b)(2)(iv)(B) of the Treasury regulations.

7.2. CONDITIONS TO THE INVESTMENT ENTITY’S OBLIGATION TO EFFECT THE MERGER. The obligation of the Investment Entity to effect the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions (unless such conditions are waived in writing by the Investment Entity):

(a) Representations and Warranties. The representations and warranties made by the OP [and the OP Sub] pursuant to this Agreement shall be true and correct in all material respects as of the Closing as though such representations and warranties were made at the Closing.

(b) Performance. The OP [and the OP Sub] shall have performed and complied in all material respects with all agreements and covenants that they each are required to perform or comply with pursuant to this Agreement prior to the Closing, including provision of each of the closing deliverables set forth in Section 7.3(b) hereof.

(c) Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the Merger, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(d) Consents and Approvals. All other necessary consents of governmental and private parties to effect the Merger and other transactions contemplated by this Agreement, including, without limitation, consents of any lenders, shall have been obtained; provided, that the foregoing condition shall be deemed to have been satisfied if the OP shall have agreed to fully indemnify the Equity Holders from any loss, liability, claim, damage or expense arising out of the OP proceeding to effect the Merger without having obtained a necessary consent.

(e) [Tax Protection Agreement. The OP shall have executed the Tax Protection Agreement substantially in the form attached hereto as Exhibit              (the “Tax Protection Agreement”) for the benefit of the Equity Holders.]

7.3. CLOSING DELIVERIES.

(a) Closing Deliveries by the Investment Entity. At the Closing, the Investment Entity shall deliver to the OP:

(i) a duly executed Limited Partner Joinder Agreement or Limited Power of Attorney executed by each Equity Holder who has elected to receive OP Units pursuant to such Equity Holder’s Election Form;

(ii) a certificate of non-foreign status substantially in the form of Exhibit              hereto, executed by the appropriate Equity Holders; and

(iii) [a duly executed Tax Protection Agreement.]

(iv) all approvals and consents from any person or entity (including, without limitation, any applicable Governmental Authority, ground lessor, Tenant, party to a Service Contract, lender, or rating agency) necessary to consummate the transactions contemplated by this Agreement without violating any Law or breaching or defaulting under any contract or agreement under which the Investment Entity may be a party;

(v) estoppel certificates, in form and substance reasonably acceptable to the OP, from any ground lessor, Tenant and other party to a Service Contract, indicating the basic terms and conditions of such agreement and stating that there are no breaches or defaults thereof or any facts or circumstances, that with the passage of time or provisions of notice, could reasonably result in a breach or default of such agreement and such further information as may be reasonably requested;

(vi) recordable memorandums of lease evidencing any Ground Lease between the Investment Entity and such ground lessor, in form and substance reasonably acceptable to the OP;

(vii) subordination, non-disturbance and attornment agreements between Investment Entity and any lender of a ground lessor, in form and substance acceptable to the OP;

(viii) all documents in the possession of the Investment Entity or its agents that relate to the Property and its operation, maintenance and management that have not been previously delivered to the OP under this Agreement;

(ix) an original copy, if any, of any Service Contract assumed by [the OP Sub] at Closing, and all keys to any doors or locks on the Property which are in the possession of the Investment Entity or its agents;

(x) originals of all Ground Leases, Leases and other Contracts in the possession of the Investment Entity or its agents, together with originals or true copies of all Tenant files and any certificates of occupancy, plans and specifications, current real property tax bills, building permits, and licenses which are in the possession of Investment Entity or its agents; and

(xi) in addition to the documents and instruments to be delivered as herein provided, each of the parties hereto shall, from time to time at the request of the other party, (i) execute and deliver to the other party such other documents and instruments (including, without limitation, instruments of transfer, conveyance and assignment and customary title affidavits) and (ii) take such other action, as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) Closing Deliveries by the OP. At the Closing, the OP shall deliver to the Investment Entity or, if applicable, the Equity Holders,

(i) the Merger Consideration;

(ii) evidence that the OP has execute the OP first amended and restated limited partnership agreement; and

(iii) [a duly executed Tax Protection Agreement].

ARTICLE 8

TERMINATION

8.1. TERMINATION AND ABANDONMENT BY THE OP [OR THE OP SUB]. The OP [or the OP Sub] shall have the right to terminate this Agreement and abandon the Merger at any time prior to the filing of the Certificate of Merger, following the occurrence of any of the following events:

(a) the determination by the REIT, in its sole and absolute discretion, not to proceed with the IPO; or

(b) at any time on or after March 31, 2011, for any reason, but prior to filing the Certificate of Merger.

8.2. TERMINATION AND ABANDONMENT BY THE INVESTMENT ENTITY. The Investment Entity shall have the right to terminate this Agreement and abandon the Merger at any time and for any reason on or after March 31, 2011, but prior to the filing of the Certificate of Merger.

8.3. EFFECT OF TERMINATION AND ABANDONMENT. Upon the termination of this Agreement and abandonment of the Merger pursuant to Section 7.1 or 7.2 hereof, this Agreement shall become void and have no effect, and no party shall have any liability to the other in connection with the transactions contemplated hereby, including the Merger, or as a result of the termination of this Agreement; provided, that the foregoing shall not relieve a party of any liability as a result of a breach of any of the terms of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1. ENTIRE AGREEMENT. This Agreement, the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

9.2. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.4. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

9.5. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

9.6. INCORPORATION. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.7. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.8. WAIVER OF CONDITIONS. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

9.9. NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

RICHMOND HONAN MEDICAL PROPERTIES LP, a Delaware limited partnership

By:	Richmond Honan Medical Properties Inc., a Maryland corporation, its General Partner

By:
Name:
Title:

By:

By:

By:
Name:
Title:

INVESTMENT ENTITY

By:
,

By:
its

By:

[Signature Page to Merger Agreement]